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                      April 3, 2023

       Michael Bourque
       Chief Financial Officer
       Chase Corp.
       375 University Avenue
       Westwood, Massachusetts 02090

                                                        Re: Chase Corp.
                                                            Form 10-K for the
Fiscal Year Ended August 31, 2022
                                                            Filed November 10,
2022
                                                            File No. 001-09852

       Dear Michael Bourque:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing